UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                     Commission File Number:   02-98424
                                                            --------------------

                          Interstate/Johnson Lane, Inc.
                     (by its successor Wachovia Corporation)
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             (Exact name of registrant as specified in its charter)

   201 North Tyron Street, Charlotte, North Carolina 28202, tel. 704-379-9000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.20 per share
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  |X|                 Rule 12h-3(b)(1)(i)  |_|
     Rule 12g-4(a)(1)(ii) |_|                 Rule 12h-3(b)(1)(ii) |_|
     Rule 12g-4(a)(2)(i)  |_|                 Rule 12h-3(b)(2)(i)  |_|
     Rule 12g-4(a)(2)(ii) |_|                 Rule 12h-3(b)(2)(ii) |_|
                                              Rule 15d-6           |_|

          Approximate  number of  holders of record as of the  certification  or
notice date:    0
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          Pursuant to the  requirements  of the Securities  Exchange Act of 1934
Wachovia Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 1, 1999                By:   /s/ William W. Watson
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                                   Name:  William W. Watson
                                   Title: Secretary